UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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AMERICA SERVICE GROUP INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICA SERVICE GROUP INC.

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of America Service Group Inc.:

The 2010 Annual Meeting of Stockholders of America Service Group Inc. will be held on Tuesday, June 8, 2010, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, to consider and vote on the following proposals:

1. the election of seven directors to serve for a term of one year;

2. the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

3. such other matters as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as of the close of business on April 21, 2010, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available during the 10 day period preceding the meeting at our offices located in Brentwood, Tennessee. The list will also be available at the meeting. Your attention is directed to the proxy statement accompanying this notice.

You are cordially invited to attend the annual meeting in person. Even if you plan to attend in person, please sign, date and return the enclosed proxy at your earliest convenience. You may revoke your proxy at any time prior to its use at the annual meeting.

By Order of the Board of Directors,

/s/  J. Scott King

J. SCOTT KING
Secretary

Brentwood, Tennessee
May 7, 2010

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by mail as promptly as possible to ensure the presence of a quorum for the meeting. To vote and submit your proxy, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

AMERICA SERVICE GROUP INC.

105 Westpark Drive
Suite 200
Brentwood, Tennessee 37027

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2010

This proxy statement is furnished by and on behalf of the Board of Directors (the “Board”) to the holders of shares of common stock, par value $.01 per share, of America Service Group Inc. (“ASG” or the “Company”) in connection with the solicitation of proxies for use at the 2010 Annual Meeting of Stockholders to be held on Tuesday, June 8, 2010, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and at any adjournments thereof. This proxy statement and accompanying form of proxy are first being sent to stockholders on or about May 7, 2010.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be Held June 8, 2010.

This proxy statement and the Company’s 2009 Annual Report are available at: http://www.asgr.com/proxy. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the meeting.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of ASG common stock. This proxy statement describes the matters on which we are asking the stockholders to vote. It also gives you information on these matters so that you can make an informed decision.

When you sign the proxy card, you appoint each of Mr. Richard Hallworth and Mr. J. Scott King as your proxies, or representatives, at the meeting. If so designated by you, the proxies will vote your shares, as you have instructed on the proxy card, at the meeting. If you sign and return your proxy card, but fail to indicate your voting instruction for any given matter, the proxies will vote your shares in accordance with the recommendations of the Board. By signing and returning your proxy card, your shares will be voted whether or not you are able to attend the meeting, unless you revoke your proxy prior to the vote in accordance with the procedures described below. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. If you sign and return your proxy card and any business not included on the proxy card is properly brought to a vote at the meeting the proxies will vote your shares in accordance with the recommendations of the Board. If no recommendation is given by the Board, the proxies will vote your shares in accordance with their own discretion.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will (i) elect seven directors to serve on the Company’s Board until the 2011 Annual Meeting of Stockholders and (ii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Stockholders will also act on any other business that is properly brought before the meeting. We do not expect that any other matters will come before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on April 21, 2010, which we refer to as the record date, are entitled to receive notice of, and to vote at, the annual meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon. The Company’s organizational documents do not authorize cumulative voting rights, and dissenters’ rights are not applicable to these matters. At the close of business on the record date, 8,983,879 shares of our common stock were outstanding and entitled to vote at the meeting.

Who may attend the meeting?

Only stockholders of record on April 21, 2010 or their designated proxies may attend the meeting. Registration and seating will begin at 10:00 a.m., local time. Each stockholder will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices, including cell phones, will not be permitted at the meeting. Parking is available at our offices.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct the meeting. Proxies received but marked as “withhold authority to vote” or “abstain” will be included in the calculation of the number of shares considered to be present at the meeting. Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will also be included in the calculation of the number of shares considered to be present at the meeting. If a quorum is not present, the annual meeting may be adjourned by the vote of a majority of the shares represented at the meeting until a quorum has been obtained.

How do I vote?

You may vote by mail by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board. If you have signed and returned a proxy card and a matter properly comes before the meeting that is not on the proxy card, the proxies will vote your shares in accordance with the recommendation of the Board. If no recommendation is given by the Board, the proxies will vote your shares in accordance with their own discretion.

If you are a stockholder of record on the record date, you may also vote in person at the meeting. Written ballots will be given to anyone who wants to vote at the meeting. If you hold your shares in “street name,” you will need to obtain a legal proxy from the broker or bank that holds your shares in order to vote in person at the meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you can change your vote or revoke your proxy at any time before the proxy is used at the meeting by (1) filing a notice of revocation with ASG’s corporate secretary; (2) completing a duly executed proxy bearing a later date and returning it to us at or before the annual meeting; or (3) voting in person at the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

Will my shares be voted if I do not sign and return my proxy card?

If you are a stockholder of record, your shares will not be voted unless you sign and return the proxy card, or appoint another proxy to attend the meeting and vote in person.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain non-routine matters. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval, unless the proposal involves a routine matter on which the broker or other nominee has discretionary authority or you obtain a legal proxy and vote in person. These are called “broker non-votes.” Shares represented by broker non-votes will, however, be counted in determining whether there is a quorum at the meeting. If your shares are held in street name and you do not instruct your bank or brokerage firm how to vote your shares at least ten days before the date of the annual meeting, your bank or brokerage firm cannot vote your shares without instructions on the election of the directors. However, we believe your bank or brokerage firm may vote your shares in its discretion on the ratification of the appointment of the independent registered public accountants.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote “FOR” the election of each of the seven named nominees to the Board (see Proposal One). The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (see Proposal Two).

With respect to any other matter that properly comes before the meeting, the proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

What vote is required to approve each item?

For the election of directors, the seven persons receiving the greatest number of affirmative votes cast at the annual meeting will be elected as directors. This number is called a “plurality.” As a result, abstentions will have no effect on the outcome of the election of directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director nominee or director nominees indicated, although it will be counted for purposes of determining whether there is a quorum.

For ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and any other business that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the item will be required for approval. Abstentions and broker non-votes will not be voted although they will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will have the effect of a negative vote.

Who will pay for this solicitation?

We will bear the cost of this solicitation. In addition to solicitation by mail, some of our officers and employees may solicit proxies in person, by telephone or otherwise. Our officers and employees will not be paid any additional compensation for their solicitation efforts. We may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals at our expense.

Who will count the votes?

Our Corporate Secretary will tabulate the votes and act as the Inspector of Election.

CORPORATE GOVERNANCE

We have adopted a formal set of Corporate Governance Standards (the “Standards”) that embody many of our long-standing practices and incorporate various policies and procedures that strengthen our commitment to best practices. These Standards, together with the charters of the committees of the Board and other key practices of the Board, provide the basis for our governance. The Board reviews the Standards and other aspects of our governance annually or more often if deemed necessary. The following is a summary of certain key elements of the Standards. The full text of the Standards is available on our website at www.asgr.com.

The Standards outline the composition, operations and responsibilities of the Board. At least a majority of the members of the Board must be independent. Pursuant to the Standards, no director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a material relationship with the Company and meets the independence requirements set forth in applicable law and the listing requirements of the Nasdaq Global

Select Market (the “Nasdaq listing standards”). The Board has determined that Richard Hallworth and Michael W. Taylor are not “independent” within the meaning of the rules of the Nasdaq Global Select Market (“Nasdaq”) as currently in effect. For further information on director independence, see “Information as to Directors, Nominees and Executive Officers — Director Independence.”

In order to ensure that each director is able to devote sufficient time, energy and attention to perform his or her duties as a director, the Standards provide that a director who also serves as a senior officer, or equivalent position of an unaffiliated company, should not serve on more than two boards of public companies in addition to our Board, and other directors should not serve on more than four other boards of public companies in addition to our Board. Our Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) must obtain approval from the full Board to accept directorships with any unaffiliated company. For more information on the Company’s CEO and CFO, see “Information as to Directors, Nominees and Executive Officers.”

In accordance with the Company’s organizational documents, directors are elected for a term of one year. The Board, however, believes that directors should not expect to be automatically nominated annually. Moreover, although the Board does not believe that arbitrary term limits on directors’ services are appropriate, it does believe that it is appropriate to institute specific limitations on an individual’s overall length of service. Specifically, except for those individual members of the Board as of April 26, 2006, the effective date of the Standards, who are exempt from this provision, at the time of a director’s 75th birthday, such director shall submit his or her resignation from the Board. To ensure that the Board remains composed of highly functioning members, however, the Corporate Governance and Nominating Committee of the Board is mandated to evaluate the performance of each existing director before recommending to the Board his or her nomination for an additional term. When an officer of the Company, who also serves as a member of the Board, resigns from his or her position as an officer, he or she shall also simultaneously submit his or her resignation from the Board. Moreover, when a director undergoes any significant change in his or her professional circumstances, including a change in his or her principal job responsibilities, he or she shall submit his or her resignation to the Board. Although the Standards further state that the Board is not required to accept the resignations in any of the aforementioned circumstances, the Board thinks it is important to consider whether a particular member should continue to serve on the Board in these circumstances.

Pursuant to the Standards, the Board is required to hold regularly scheduled meetings at least four times a year and members of the Board are expected to attend all meetings of the Board and of the committees on which they serve. The Standards provide that the independent directors shall meet in executive session, without members of the Company’s management or non-independent directors present, on a regular basis, but at least twice each year. Directors have full and free access to our officers, employees and our books and records.

The Board has determined, as outlined in the Standards, that the roles of Chairman of the Board and CEO should be separated. As a result, a non-employee director will serve as Chairman of the Board. The Chairman is responsible, among other things, for leading and managing the Board in the delivery of its duties.

The Standards further provide that the Corporate Governance and Nominating Committee of the Board shall, together with the CEO, prepare and maintain a succession plan for the CEO and executive management. At least annually, this plan shall be discussed with the full Board. Furthermore, to ensure that the CEO is providing the best leadership for the Company, the Standards provide for the Corporate Governance and Nominating Committee to annually evaluate the CEO’s performance and report its results to all independent directors for discussion. For further information on executive compensation, see “Director and Executive Officer Compensation.”

In addition, the Corporate Governance and Nominating Committee shall lead an annual evaluation of itself, the full Board, each other Board committee and each director. The Board and its committees shall have the right at any time to retain independent outside financial, legal or other advisors at the Company’s expense.

Effective January 1, 2010, the Board approved a stock and option retention program that applies to executive officers and directors. For more information regarding this program, see the section titled, “Compensation Discussion & Analysis — Stock and Option Retention Program.”

PROPOSAL ONE: ELECTION OF DIRECTORS

INFORMATION AS TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Nominees

Pursuant to the Company’s Bylaws, the Board determines the overall size of the Board. The Board of Directors is currently set at seven directors. The terms of Burton C. Einspruch, M.D., William M. Fenimore, Jr., John W. Gildea, Richard Hallworth, John C. McCauley, Michael W. Taylor and Richard D. Wright will expire at the 2010 Annual Meeting of Stockholders.

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated each of Burton C. Einspruch, M.D., William M. Fenimore, Jr., John W. Gildea, Richard Hallworth, John C. McCauley, Michael W. Taylor and Richard D. Wright to stand for election and to serve as a director until the 2011 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Each nominee has consented to serve on the Board until such time.

If, prior to the 2010 Annual Meeting of Stockholders, any of the nominees should become unable to serve for any reason, the Board may (1) designate a substitute nominee or nominees, in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees, (2) allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or (3) reduce the size of the Board to eliminate the vacancy.

The table below shows all of our director nominees; their ages, terms of office on our Board; experience within the past five years; and their qualifications considered by the Corporate Governance and Nominating Committee and the Board when nominating them for re-election. The Board believes that all of the Company’s Directors have a reputation for integrity and honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment, and a commitment to service and community involvement.

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of industries and businesses in areas that are relevant to the Company’s activities. While the Board of Directors has not adopted a formal policy regarding diversity, the Corporate Governance and Nominating Committee evaluates each candidate in the context of the Board of Directors’ membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors.

The Board recommends a vote “FOR” each nominee for director.

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Qualifications	Director Since

Burton C. Einspruch, M.D., 74	Practicing physician since 1966; Clinical Professor of Psychiatry at Southwestern Medical Center since 1997; Former Chairman and Board Member, Holocaust Studies Advisory Committee at the University of Texas in Dallas, since 1993; Fellow of the American College of Psychiatrists. Member of the Advisory Board, American National Bank of Texas.	Dr. Einspruch has served as a practicing physician and consultant since 1966. He has over 50 years of experience in the healthcare industry and has been a member of our Board since 2000. Through Dr. Einspruch’s extensive experience as a practicing physician and his management experience on various private and public company boards, he provides valuable insights into healthcare, corporate governance, strategic planning and corporate development.	2000

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Qualifications	Director Since

William M. Fenimore, Jr., 66	Managing partner of BridgeLink LLC, a Swiss-based capital advising firm, since 2003. Chairman of the Board of Wausau Financial Systems, a Wisconsin based payments systems company. Director of Wausau Financial Systems since 2004.	Mr. Fenimore has served in executive positions in banking and related industries for the last 35 years. His experience is in technology, operations and managing critical business functions. He has served on the Board of Directors of 6 public and private companies over the last 10 years.	2006
John W. Gildea, 66	Managing director of Gildea Management Co. since 2002. Director of Misonix, Inc. since 2005. Director of Sterling Chemicals, Inc. since 2002. Also previously served as a member of the Company’s Board of Directors from 1986 to 1999.	Mr. Gildea was a founding principal of Gildea Management Co., a management company of special situations with middle market companies in the United States and Central Europe, since 2002. As a result, he has extensive management experience within a wide range of business functions including investment analysis and executive compensation. Mr. Gildea also has experience serving as a director of several other publicly-traded corporations.	2006
Richard Hallworth, 54(1)	Chief Executive Officer since January 2009 and President since December 2007; Chief Operating Officer of the Company and President and Chief Executive Officer and Director of Prison Health Services, Inc. (“PHS”), the Company’s primary operating subsidiary, since March 2006; Chief Operating Officer for Tufts Health Plan, a health insurance company, from May 2002 to June 2005; Senior Vice President of Administration and Chief Financial Officer for Tufts Health Plan from September 1998 to May 2002. Prior to joining Tufts Health Plan, Mr. Hallworth was a partner at Ernst & Young, LLP and was responsible for leading the healthcare practice in the Portland, Maine office.	Mr. Hallworth is our Chief Executive Officer. His experience as our Chief Operating Officer, his strong background in the healthcare industry and his extensive experience in corporate finance and accounting as the Chief Financial Officer of Tufts Health Plan and a partner at Ernst & Young LLP, allows him to bring extensive insights and knowledge of the details of the healthcare industry as well as our Company and its employees, to his service as a member of our Board.	2008

	Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)	Qualifications	Director Since

John C. McCauley, 61	Assistant Vice Chancellor, Risk and Insurance Management and University Counsel in the Office of General Counsel for Vanderbilt University since January 2007; Assistant Vice Chancellor, Risk and Insurance Management for Vanderbilt University since August 2004. Director of American Retirement Corporation from 2003 to 2006.	Mr. McCauley has served in various positions in risk management within the healthcare industry for over 30 years. In his current role, he is responsible for oversight of the risk management and insurance program for overall university operations including a large academic medical center. Mr. McCauley also has experience serving as a director of another publicly-traded corporation.	2006
Michael W. Taylor, 44(1)	Executive Vice President since December 2007; Senior Vice President, Chief Financial Officer and Treasurer of the Company and Director of PHS since November 2001.	Mr. Taylor is our Chief Financial Officer and, in that capacity, has extensive experience with public and financial accounting matters for complex organizations and strong skills in corporate finance, accounting, strategic planning and corporate development. Mr. Taylor has served as the lead financial executive for U.S. and United Kingdom publicly traded companies since 1994.	2008
Richard D. Wright, 64	Non-Executive Chairman of the Board since January 2009. Senior partner of Southwind, since March 2006, a physician practice management and consulting company and a Division of The Advisory Board; Vice Chairman of Operations of ASG from December 2001 to March 2005; President and Chief Executive Officer of Covation LLC, a provider of software integration and data management services for health care providers and organizations, from October 1998 through January 2001. Mr. Wright is also a co-founder of PhyCor, Inc., where he served as Director and Executive Vice President of Operations over a ten-year period.	Mr. Wright has over 30 years of experience in the healthcare industry, including serving as the Vice Chairman of Operations of ASG for four years. He has led large business organizations and has extensive executive experience in corporate operations, strategic planning and corporate development, combined with strong skills in corporate governance, executive compensation and mergers and acquisitions.	1999

(1)	Messrs. Hallworth and Taylor serve in their capacities as officers of the Company pursuant to individual employment agreements which may be terminated upon 30 days notice by either party. See “Director and Executive Officer Compensation — Post Employment Compensation.”

Committees and Meetings

The Board held seven meetings during the year ended December 31, 2009. The independent directors met separately, in executive session, twice during 2009 and the Corporate Governance and Nominating Committee, which is made up of all of the Company’s independent directors, met two times during 2009. During 2009, no director attended fewer than 75% of all meetings of the Board and the committees on which he served. The Board has adopted a policy whereby directors are required to attend the annual meeting of stockholders. All of our directors serving at that time attended the 2009 annual meeting of stockholders.

On January 27, 2009, the Board of Directors of the Company unanimously elected Richard D. Wright as its Non-Executive Chairman of the Board, effective as of that date. Unless otherwise noted below, the Non-Executive Chairman of the Board is a non-voting member of all committees of the Board.

Audit Committee.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which currently consists of Messrs. Fenimore (Chairman), Gildea, and McCauley, held six meetings during 2009. The functions of the Audit Committee, among other things, include:

•	recommending the appointment of our independent registered public accounting firm;

•	engaging and approving the fees of our independent registered public accounting firm;

•	meeting periodically with our management, internal audit, and our independent registered public accounting firm on matters relating to the annual audit, internal controls, and accounting principles of our financial reporting; and

•	reviewing potential conflict of interest situations, where appropriate.

In addition, the Audit Committee has the authority to investigate any matter brought to its attention, within the scope of its duties, with full access to our books, records, facilities, personnel and independent auditors, along with the power to retain, at the Company’s expense, such independent counsel, auditors or other experts as the Audit Committee deems necessary or appropriate.

The Board has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards, and that Mr. Fenimore is designated as the “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act and meets the Nasdaq professional experience requirements. In addition, the Board has determined that each Audit Committee member meets the independence requirements prescribed by all applicable laws, the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq listing standards.

The Audit Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com.

Incentive Stock and Compensation Committee.  The Incentive Stock and Compensation Committee, which currently consists of Mr. Gildea (Chairman), Dr. Einspruch and Mr. Fenimore held five meetings during 2009. The Board has determined that each member of the Incentive Stock and Compensation Committee meets the independence requirements prescribed by all applicable laws, rules, regulations and standards, including but not limited to SEC rules and regulations and the Nasdaq listing standards. For more information regarding director and executive officer compensation and the Incentive Stock and Compensation Committee’s functions, see “Director and Executive Officer Compensation.”

The Incentive Stock and Compensation Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee currently consists of all independent directors including Dr. Einspruch (Chairman), Mr. Fenimore, Mr. Gildea, Mr. McCauley and Mr. Wright. The Corporate Governance and Nominating Committee held two meetings during 2009. The Board has determined that each member of the Corporate Governance and Nominating Committee meets the independence requirements prescribed by the Nasdaq listing standards. The functions of the Corporate Governance and Nominating Committee, among other things, include:

•	identifying persons qualified to become members of the Board and recommending to the Board proposed nominees for Board membership;

•	reviewing any candidates recommended by stockholders in accordance with the Company’s Bylaws and providing a process for receipt and consideration of any such recommendations;

•	recommending to the Board the directors to serve on each standing committee of the Board, and reviewing periodically the structure and respective functions of the committees of the Board;

•	ensuring that succession planning takes place for the position of CEO and other executive management positions;

•	leading the Board in its annual review of the performance of the Company’s CEO, the full Board, its committees and the directors;

•	reviewing the composition of the Board; and

•	developing, recommending to the Board, implementing, and periodically reviewing and reassessing a set of corporate governance standards setting forth the key practices of the Corporate Governance and Nominating Committee and of the Board.

The Corporate Governance and Nominating Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com.

Ethics and Quality Assurance Committee.  The Ethics and Quality Assurance Committee, which currently consists of Mr. McCauley (Chairman), Dr. Einspruch, Mr. Hallworth and Mr. Wright, held four meetings during 2009. The primary function of the Ethics and Quality Assurance Committee is to assist the Board in fulfilling its oversight responsibilities related to business ethics and clinical quality assurance by providing direction to and oversight for the Company’s Business Ethics and Clinical Quality Assurance Programs which include, among other things:

•	requiring management to report on procedures that provide assurance that the Company’s mission, values and code of conduct are properly communicated to employees and that there is a system in place reasonably designed to ensure compliance with the code of conduct;

•	reviewing the programs and policies of the Company designed by management to ensure compliance with applicable laws and regulations and monitoring the results of the compliance efforts; and

•	reviewing the Company’s Utilization Management Program as well as the Company’s Clinical Quality Assurance Program and its relationship and connectivity to the Company’s Risk Management Program.

The Ethics and Quality Assurance Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com.

Director Independence

The Board has reviewed and analyzed the independence of each director under the requirements of all applicable laws, rules, regulations and standards, including but not limited to the Standards, SEC rules and regulations and the Nasdaq listing standards. The purpose of the review was to determine whether any particular relationships or transactions involving directors, their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board and its committees. As a result of this review, the Board affirmatively determined that the following directors are independent in accordance with the Standards: Burton C. Einspruch, M.D., William M. Fenimore, Jr., John W. Gildea, John C. McCauley and Richard D. Wright. The Board has further determined that all members of the Incentive Stock and Compensation Committee, Corporate Governance and Nominating Committee, and Audit Committee are independent.

Board Oversight of Risk

Our Board recognizes that, although day-to-day risk management is primarily the responsibility of our management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling those risks. The Audit Committee has primary responsibility for oversight of risks associated with financial accounting and audits, internal control over financial reporting, and investments. Additionally, the Audit Committee assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The Incentive Stock and Compensation Committee oversees the risks relating to the Company’s compensation policies and practices. The Corporate Governance and Nominating Committee oversees risks relating to management succession and corporate governance standards for the Company. The Ethics and Quality Assurance Committee oversees risks relating to the Company’s business ethics program and clinical quality assurance programs. The Board as a whole examines specific business risks in its regular reviews of the individual business operations of the Company and as part of its regular strategic planning reviews.

Selection of Director Nominees

The Corporate Governance and Nominating Committee’s process for selecting nominees typically begins with an evaluation of the performance of incumbent directors and a determination of whether our Board or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by its members, other directors, our executive officers and our stockholders. The Corporate Governance and Nominating Committee has engaged, and may in the future engage, a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board and its committees. The Corporate Governance and Nominating Committee then selects nominees to recommend to our Board, which considers and makes the final selection of director nominees and directors to serve on its committees.

In assessing candidates for Board membership the Corporate Governance and Nominating Committee considers, among other factors, the candidates’ knowledge and experience within the areas of healthcare, corrections, multi-facility organizations, business, risk management and finance.

The Corporate Governance and Nominating Committee is also available to receive nominations appropriately submitted by stockholders. Upon receiving any such nominations, the Corporate Governance and Nominating Committee will consider the factors above in assessing any nomination submitted by stockholders. On February 25, 2009, the Board adopted Amended and Restated By-Laws (the “By-Laws”) which changed the procedure by which stockholders submit nominations to the Corporate Governance and Nominating Committee. Article III was added to the By-Laws and contains advance notice procedures and requirements that apply to nominations of persons for election to the Board. The formal procedures as set forth in the By-Laws for the submission of stockholders’ recommendations for nominees for Board membership are as follows:

•	Any stockholder of the corporation may nominate a candidate for director as long as that person was a stockholder at the time of giving notice and at the annual meeting, is entitled to vote at the meeting, and complies with these procedures.

•	Any stockholder nomination must be made no earlier than 120 days before, and no later than 90 days before, the one year anniversary of the last annual meeting. If the meeting is scheduled for more than 30 days before or more than 60 days after such anniversary date, the nomination must be made no earlier than 120 days before, and no later than 90 days before, the scheduled annual meeting date or, if the first public announcement of the meeting is less than 100 days prior to the annual meeting date, the 10th day following the public announcement.

•	Notice must set forth certain information regarding the nominating stockholder, including:

•	the name and address and certain material relationships of such stockholders:

•	the nature of the stockholders’ stock ownership and a representation that the stockholder is entitled to vote at the meeting and intends to appear in person or by proxy to nominate the director;

•	a description of any arrangement related to the voting power of the stockholder or to any increase or decrease in the value of any securities of the corporation;

•	any proxy, contract, voting trust, voting agreement, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote or direct the voting of any security of the corporation; and

•	any other information relating to such stockholder and affiliated persons that would be required to be disclosed in a proxy statement or other filings in connection with solicitations of proxies.

•	Notice must set forth certain information regarding the nominated director, including:

•	the name, age, business address, residence address and principal occupation or employment of such person;

•	the nature of such person’s share ownership, the date such shares were acquired and the investment intent of such acquisition;

•	all other information concerning such person that would be required to be disclosed in a proxy statement or other filings in connection with solicitations of proxies;

•	a completed and signed questionnaire, representation and agreement regarding the nominee’s background and qualifications; and

•	the name and address or any other stockholder supporting the nominee’s election.

•	If the number of directors is increased and there is no public announcement by the corporation naming nominees for the vacancies at least 100 days prior to the first anniversary of the prior year’s annual meeting, a stockholder can give notice until the 10th day following the public announcement, but only with respect to the vacant positions.

Such recommendations may be made by submitting the requisite information in writing to: Chairman of the Corporate Governance and Nominating Committee, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027. As of February 8, 2010, the Corporate Governance and Nominating Committee had not received a recommended nominee in connection with the 2010 Annual Meeting of Stockholders. In accordance with the By-Laws, any such submissions for the 2011 Annual Meeting of Stockholders must be received by the Corporate Governance and Nominating Committee not earlier than February 9, 2011 nor later than March 11, 2011. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder.

Executive Officers

Our executive officers are Mr. Richard Hallworth, President and CEO; Mr. Michael W. Taylor, Executive Vice President, CFO and Treasurer; Mr. Jonathan B. Walker, Senior Vice President and Chief Development Officer; Carl J. Keldie, M.D., Chief Medical Officer of PHS and Mr. T. Scott Hoffman, Senior Vice President and Chief Administrative Officer. Information regarding Messrs. Hallworth and Taylor are set forth above under “Information as to Directors, Nominees and Executive Officers — Nominees.” Certain information with respect to Mr. Walker, Dr. Keldie and Mr. Hoffman is set forth below.

Principal Occupation of Employment
Name and Age	(of ASG unless otherwise indicated)

Jonathan B. Walker, 42(1)	Senior Vice President and Chief Development Officer since March 2009; Vice President of State Systems Development for ARAMARK Corporation from November 2007 to March 2009; Vice President of Business Development for Prison Health Services, Inc. from November 2004 to November 2007; Head of Business Development for Portion Pac Chemical Corporation from January 2004 to October 2004.
Carl J. Keldie, M.D., 56	Chief Medical Officer of PHS since August 2000.
T. Scott Hoffman, 55(1)	Senior Vice President and Chief Administrative Officer since July 1999.

(1)	Messrs. Walker and Hoffman serve in their capacities pursuant to an individual employment agreement which may be terminated upon 30 days notice by either party.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth below is information with respect to beneficial ownership of our common stock, par value $.01 per share, as of April 21, 2010 by each director, our named executive officers and executive officers and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such person.

	Number of	Shares		Percent of
	Shares	Acquirable	Total	Common Stock
	Beneficially	Within	Beneficial	Beneficially
Name	Owned	60 Days(1)	Ownership	Owned(2)

Directors and Executive Officers:
Burton C. Einspruch, M.D.	21,250	13,500	34,750	*
William M. Fenimore, Jr.	19,000	—	19,000	*
John W. Gildea.	17,000	—	17,000	*
John C. McCauley.	16,500	—	16,500	*
Richard D. Wright	61,928	9,000	70,928	*
Michael W. Taylor	41,040	93,333	134,373	1.5%
Richard Hallworth	47,605	61,667	109,272	1.2%
T. Scott Hoffman	16,485	61,673	78,158	*
Carl J. Keldie, M.D.	34,092	79,624	113,716	1.3%
Jonathan B. Walker	10,000	—	10,000	*
All directors and executive officers as a group (10 persons)	284,900	318,797	603,697	6.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Reflects the number of shares that could be purchased upon exercise of stock options at April 21, 2010, or within 60 days thereafter.

(2)	Based on 8,983,879 shares of common stock outstanding on April 21, 2010 plus shares acquirable within 60 days.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, par value $.01 per share, as of April 21, 2010, by each stockholder who was known by us to beneficially own more than 5% of our common stock as of such date, based on information known to us and filed with the SEC. Except as otherwise indicated, each stockholder has sole voting and dispositive power with respect to the shares indicated as beneficially owned by such stockholder.

	Shares
	Beneficially		Percentage
Name and Address	Owned		of Class(1)

A group comprised of Columbia Pacific Opportunity Fund, L.P., Columbia Pacific Advisors, LLC, Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty 600 University Street, Suite 2500 Seattle, WA 98101	918,797	(2)	10.2%
Pacific Global Investment Management Company 101 N Brand Blvd, Suite 1950 Glendale, CA 91023	911,659	(3)	10.1
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	700,000	(4)	7.8
Bruce & Co., Inc. 20 North Wacker Dr., Suite 2414 Chicago, IL 60606	683,097	(5)	7.6
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	490,378	(6)	5.5

(1)	Based on 8,983,879 shares of common stock outstanding on April 21, 2010.

(2)	Based solely on information provided in a Form 4 filed with the SEC on October 13, 2009. According to such schedule, as of October 8, 2009, Columbia Pacific Opportunity Fund, L.P., Columbia Pacific Advisors, LLC, Alexander B. Washburn, Daniel R. Baty, Stanley L. Baty, and Brandon D. Baty have sole voting and dispositive power with respect to 918,797 shares of common stock listed above.

(3)	Based solely on information provided in a Schedule 13F filed with the SEC on February 16, 2010. According to such schedule, as of December 31, 2009, Pacific Global Investment Management Company may be deemed to beneficially own with sole voting and dispositive power the 911,659 shares of common stock listed above.

(4)	Based solely on information provided in a Schedule 13G filed with the SEC on February 10, 2010. According to such schedule, as of December 31, 2009, Heartland Advisors, Inc. may be deemed to beneficially own with shared voting and dispositive power the 700,000 shares of common stock listed above.

(5)	Based solely on information provided in a Schedule 13F filed with the SEC on February 10, 2010. According to such schedule, as of December 31, 2009, Bruce & Co., Inc. may be deemed to beneficially own with sole voting and dispositive power the 683,097 shares of common stock listed above.

(6)	Based solely on information provided in a Schedule 13G filed with the SEC on January 29, 2010. According to such schedule, as of December 31, 2009, Blackrock, Inc. may be deemed to beneficially own with sole voting and dispositive power the 490,378 shares of common stock listed above.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion & Analysis

The objective of the Company’s executive compensation program is to provide compensation to its management team that allows the Company to recruit, retain, and motivate highly capable executive personnel, and that incorporates the concepts of:

•	being competitive in applicable labor markets;

•	offering an appropriate return on investment for stockholders;

•	being simple and easy to understand and administer;

•	being responsive to the needs of our executives;

•	complying with the Company’s standards of corporate governance and all applicable legal guidelines; and

•	reward results, not merely effort.

Incentive Stock and Compensation Committee and the Compensation Decision Process.  The Incentive Stock and Compensation Committee (the “Committee” as used in this section only) of the Board is composed of three directors who each meet the independence requirements of the Nasdaq listing standards. For more information regarding the composition of the Committee, see “Information as to Directors, Nominees and Executive Officers — Committees and Meetings.” The Committee is charged with, among other things:

•	monitoring compensation of all executive officers and directors;

•	reviewing and approving compensation of the CEO and other named executive officers;

•	administering the America Service Group Inc. 2009 Equity Incentive Plan (the “2009 Equity Plan”), America Service Group Inc. Amended and Restated Incentive Stock Plan (the “Amended and Restated Incentive Stock Plan”) and the America Service Group Inc. Amended and Restated 1999 Incentive Stock Plan (the “Amended and Restated 1999 Incentive Stock Plan”); and

•	reviewing all incentive plans to ensure that the goals are suitably aggressive to result in a good return on investment while also guarding against the assumption of undesirable risk.

The Committee engages a management compensation consultant, McDaniel & Associates (the “Consultant”), to advise the Committee on executive and director compensation. The Consultant develops suggested benchmark companies to be used as external references, advises the Committee on industry best practices, recommends base salary modifications for the Company’s named executive officers, reviews and recommends modifications to the Company’s annual incentive compensation plan, advises the Company as to the form of long-term compensation to use, and recommends long-term compensation awards for the Company’s named executive officers and overall equity grants for the entire organization. The Committee meets with the Consultant in executive session at least twice per year. Management is not present during any part of an executive session. While the primary relationship between the Company and the Consultant is through the Committee, a few times a year the Consultant may work directly with management, primarily in providing market data on jobs below the executive level in the organization. The amount of such work is immaterial in relation to the work for the Committee.

The Company’s Chief Administrative Officer (the “CAO”) works directly with the Committee and the Consultant throughout the compensation deliberation and determination process. Typically, the CAO and the CEO meet with the Committee to discuss all pay decisions other than those related to the CEO. The Committee delegates to the CEO:

•	decisions regarding base salary levels for positions other than named executive officers, as long as such decisions are within the overall salary budget;

•	the responsibility to develop annual incentive plans for positions below the senior vice president level;

•	the development of recommendations of all equity grants other than those for named executive officers; and

•	the recommendation of all compensation plan changes for the Company’s executive officers other than the CEO.

The Committee makes all decisions on compensation for the CEO and other named executive officers through consultation in executive session with the Consultant. The CAO is not involved in any discussions with the Consultant or the Committee regarding his own compensation.

Comprehensive Plan.  To compensate its executive management, the Company provides a number of compensation elements it believes are competitive relative to the benchmark group, as discussed below, and best supports its compensation objectives. The following are the elements of compensation that form the Company’s compensation program, along with a brief description of the Company’s reasons for using such elements:

•	base salary — to recognize sustained, individual long-term performance;

•	annual incentive compensation — to promote the achievement by the Company of annual objectives that the Committee believes will lead to long-term increases in stockholder value;

•	long-term equity incentive — to promote retention of executive talent and to foster long-term planning and execution, which the Committee believes will lead to an increase in stockholder value;

•	benefits — to provide programs that meet employee needs and promote recruitment and retention; and

•	executive severance and change in control agreements — to provide competitive programs to help the Company recruit and retain qualified senior personnel.

Use of Compensation Benchmarks.  Each year, the Consultant develops a recommended group of companies based on the parameters set forth below to use as benchmarks in comparing compensation. After discussion with the Consultant and management, and possible modification of the benchmark group, the Committee approves the final list of companies. This group of companies will comprise the “Market” for executive officers as that term is used throughout this Compensation Discussion and Analysis. The Consultant uses a primary database composed of publicly-traded and privately-held companies. These companies are geographically diverse and situated in the health services industry, and are in a comparable size range to the Company, considering revenue, market capitalization and other appropriate indicators. At all times, the Consultant utilizes as large a number of companies in the database as it deems necessary to mitigate against year to year volatility, as long as such companies fit the parameters set forth above. The list of benchmark companies is modified from time to time as needed to reflect changes in described parameters. During 2009, the benchmark group consisted of the following companies:

Advocat, Inc.	Brookdale Senior Living, Inc.	MedCath Corporation
Allied Healthcare International	Cross Country Healthcare, Inc.	Metropolitan Health Networks, Inc.
Alliance Healthcare Services, Inc.	Emeritus Corporation	National HealthCare Corp.
Amedisys, Inc.	Five Star Quality Care, Inc.	Odyssey Healthcare, Inc.
American Dental Partners, Inc.	Gentiva Health Services	Psychiatric Solutions, Inc.
American Home Patient, Inc.	Hanger Orthopedic Group	RehabCare Group, Inc.
AMN Healthcare Services	Healthways Inc.	Sun Healthcare Group, Inc.
AmSurg Corp.	Hooper Holmes, Inc.	SXC Health Solutions Corp.
BioScrip, Inc.	LHC Group, Inc.	TLC Vision Corporations

While the Committee realizes that there may be other companies suitable for inclusion in the benchmark group, it is comfortable with the size and diversity of the primary database and the competitive benchmarks it provides. The Consultant may also recommend using secondary databases, as appropriate, that may consist of other companies in the healthcare industry, and various functional surveys, as needed, regardless of industry relevance.

As the Committee compares the Company’s compensation to the Market, the Committee considers data from the primary database as the most relevant. The Consultant, in developing recommendations, also accesses secondary sources as a quality check against the primary databases. If there are substantial discrepancies between the primary database and the secondary sources, those are reviewed and the Consultant may recommend to the Committee what action to take regarding those differences. There were no such discrepancies in 2009.

Unless otherwise specified herein, each component of an individual’s compensation package is set at levels targeted to be competitive with the Market. Generally, the target is the 50th percentile of the Market. The actual amount that an executive may realize may be higher or lower than the 50th percentile depending on Company and individual performance and certain other factors. Each element of compensation is compared discretely and no exception in one element, either high or low, has any impact on any other element. For example, the lack of an annual incentive payout in one year will not affect base salary increases or long term incentive awards in that or subsequent years.

It is the objective to have a strong link between individual and Company performance and executive compensation such that if the Company and individual perform at an optimal level, total compensation is higher relative to the Market. Conversely, if either the Company or individual performance is below goals set by the Board, total compensation may be lower relative to the Market.

Link to Organizational Performance.  The Company believes that its executive compensation program has a strong link to organizational performance, both short- and long-term. A close correlation between the rewards to its executives and the strategic and financial success of the Company is expected.

Base Salary.  The target level for an executive’s base salary is within the 50th percentile of the Market, modified to reflect individual long-term performance and experience. Base salary is reviewed annually and possibly adjusted based on changes in competitive pay levels, the executive’s performance as measured against individual, business group, and Company-wide goals, as well as changes in the executive’s role with the Company. Base salary changes for the executive group are typically effective at the beginning of each year. Therefore, on December 9, 2008, after consideration of presentations and recommendations of management and the Consultant, and such other matters and information as deemed appropriate, the Committee approved resolutions with respect to 2009 base salaries of the Company’s named executive officers effective January 1, 2009, as noted in the table below. The increases granted were a result of the process described above. For 2009, the Committee awarded increases in the annual base salaries for executive officers ranging from 3.5% to 25.0% of their annual base salaries from 2008 to 2009, as follows:

	2008 Base	2009 Base	Increase
Name	Salary ($)	Salary ($)	(%)

Richard Hallworth(1)	400,000	500,000	25.0
Michael W. Taylor(2)	317,220	385,000	21.4
Jonathan B. Walker(3)	—	250,000	—
Carl J. Keldie, M.D.	329,163	340,648	3.5
T. Scott Hoffman.	226,430	234,365	3.5

(1)	On September 15, 2008, the Company announced that Richard Hallworth would become the President and Chief Executive Officer of the Company, effective January 1, 2009 and be appointed to the Board of Directors effective September 15, 2008. In connection with this event, the Company entered into an amended and restated employment agreement with Mr. Hallworth, effective September 15, 2008, pursuant to which Mr. Hallworth’s base salary was increased from $344,760 to $400,000, with a scheduled increase to $500,000 on January 1, 2009, when his appointment became effective.

(2)	On September 15, 2008, the Company announced that Michael W. Taylor would be appointed to the Board of Directors effective September 15, 2008. In connection with this event the Company entered into an amended and restated employment agreement with Mr. Taylor, effective September 15, 2008, pursuant to which Mr. Taylor’s base salary was increased from $317,220 to $385,000.

(3)	Effective March 9, 2009, the Board appointed Jonathan B. Walker as Senior Vice President and Chief Development Officer of the Company.

Annual Incentive Compensation.  The targeted cash payout amount (as a percent of base salary) under the Company’s 2009 Incentive Compensation Plan (the “2009 Plan”) was set by job title and description at amounts no higher than the 50th percentile of the Market on an overall basis, as determined by the Consultant when it reviewed Market data.

The 2009 Plan, as established on March 9, 2009, was designed to award lump-sum cash bonuses to the Company’s executive officers, including the named executive officers, and other eligible employees based on the financial performance of the Company and achievement of certain other key Company and individual goals. The 2009 Plan established the following 2009 targeted payouts for the named executive officers as a percent of base salary (“Bonus Target as a Percent of Base Salary”):

Bonus Target as a
Percent of Base
Named Executive Officer Positions	Salary

President and Chief Executive Officer	70%
Executive Vice President and Chief Financial Officer	60%
Chief Administrative Officer, Chief Medical Officer and Chief Development Officer	50%

A copy of the 2009 Plan was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009.

The 2009 Plan was composed of an Adjusted EBITDA Based Bonus (the “EBITDA Bonus”) and Other Key Company Goals Based Bonus (the “Key Goals Bonus”), each of which accounted for one-half of the total Bonus Target as a Percent of Base Salary for all named executive officers except the Chief Medical Officer. As set forth in the 2009 Plan, 100% of the Chief Medical Officer’s Bonus Target as a Percent of Base Salary was composed of a non-financial Key Goals Bonus.

Under the EBITDA Bonus, the financial performance measure was “adjusted EBITDA.” The Company defines adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, audit committee investigation and related expenses and share-based compensation expense. The Company includes in adjusted EBITDA the results of discontinued operations under the same definition. The adjusted EBITDA target as defined in the 2009 Plan was $18.0 million (the “EBITDA Target”), which represented a 29% increase in the adjusted EBITDA Target used in the 2008 Incentive Compensation Plan.

Under the EBITDA Bonus portion, no bonus was to be paid if adjusted EBITDA was 100% or less of the EBITDA Target. The EBITDA Bonus is funded with 50% of the earnings generated above the EBITDA Target after the other Key Goals Bonuses have been accrued, subject to the maximums set forth in the 2009 Plan. Under the EBITDA Bonus portion of the 2009 Plan, for executive management, including the named executive officers, other than the Chief Medical Officer, the maximum EBITDA Bonus award was 150% of the Bonus Target as a Percent of Base Salary. For 2009, the Company exceeded its 2009 EBITDA Target by an amount that allowed the Company to pay cash EBITDA Based Bonuses at approximately 61% of the EBITDA based bonus target payment amount; therefore EBITDA based incentive cash bonuses were paid to the Company’s named executive officers as follows: Mr. Hallworth, $108,308; Mr. Taylor, $68,434; Mr. Walker, $32,120 and Mr. Hoffman, $36,262.

The Key Goals Bonus portion used pre-selected financial and non-financial objectives (the “Key Goals”). Key Goals Bonuses were to be awarded at different levels of achievement, as described fully in the 2009 Plan, up to a maximum award of 50% of the Bonus Target as a Percent of Base Salary. The following were the Key Goals awards for executive management, including named executive officers, other than the Chief Medical Officer:

		Percent of Target Award Earned in 2009
	Percent of	Richard	Michael W.	Jonathan B.	T. Scott
Company Key Goals	Target Award	Hallworth	Taylor	Walker	Hoffman

Corporate net new revenue	10%	—	—	—	—
Integration of Michigan DOC contract with acceptable clinical, operational and financial performance	15%	15%	15%	15%	15%
Implementation of Catalyst® in Pennsylvania DOC	15%	15%	15%	15%	15%
Key individual non-financial objectives	10%	10%	10%	10%	—

The goals selected were considered to be strategically critical to the success of the organization and the Board believes that they were suitably aggressive.

Based on the percent of target award earned in 2009 as listed in the table above, incentive cash bonuses based on Key Goals were paid to the Company’s named executive officers as follows: Mr. Hallworth, $140,000, Mr. Taylor, $92,400; Mr. Walker, $41,781 and Mr. Hoffman, $35,155. These incentive cash bonuses were paid in addition to the cash EBITDA Based Bonuses noted above.

The Chief Medical Officer did not participate in the EBITDA Bonus portion of the 2009 Plan as described above. As listed above, the Chief Medical Officer’s Bonus Target as a Percent of Base Salary was 50%. The Key Goals Bonus for the Chief Medical Officer accounted for 100% of his Bonus Target as a Percent of Base Salary awarded at different levels of achievement, as described fully in the 2009 Plan, up to a maximum award of 200% of the Bonus Target as a Percent of Base Salary.

The following were the Key Goals for the Chief Medical Officer:

	Percent of	Percent of Target
Chief Medical Officer Key Goals	Target Award	Award Earned in 2009

Deployment of telemedicine	40%	35%
Integration of Michigan DOC contract with acceptable clinical, operational and financial performance	30%	30%
Implementation of Catalyst® in Pennsylvania DOC	20%	20%
Key individual non-financial objectives	10%	10%

Based on the percent of target award and level of achievement earned in 2009 as listed in the table above, an incentive cash bonus based on Key Goals was paid to Dr. Carl J. Keldie totaling $161,825.

Long-term Equity Incentives.  The Company’s long-term equity incentive program incorporates the following objectives of:

•	fostering long-term planning and execution;

•	reflecting prevailing competitive practices;

•	promoting management retention by providing (i) a fair, equitable reward program, (ii) motivation to management to work for longer-term payoffs, and (iii) rewards that are forfeitable due to time vesting requirements; and

•	encouraging the long-term increase in stockholder value by rewarding executives as stockholders are rewarded, and resulting in a decrease in management wealth when stockholder value decreases.

The Consultant recommended to the Committee that they consider the use of restricted stock grants for 2009. The Consultant’s report noted that many of the benchmark companies had begun to use restricted stock to a much greater degree than in the past. Additionally, it was also noted that restricted stock has a greater retention value than options because, unlike options, they have value even if the stock price declines. Finally, the Consultant suggested that restricted stock would make better use of the limited amount of equity available for employee compensation.

In determining the amount of the equity awards, the Committee reviewed data presented by the Consultant that took into account how much equity was granted by the Market both in terms of value to the individuals and overall for the Company as well as how much the value of the equity awards represented as a percent of the market capitalization of the Company. The awards to individual named executive officers as well as the Company overall were between the 25th and 50th percentile of the Market.

On March 9, 2009, the Committee approved restricted stock awards under the Amended and Restated 1999 Incentive Stock Plan to each of the named executive officers at the following amounts: Mr. Hallworth, 16,500 shares; Mr. Taylor, 9,000 shares; Mr. Walker, 9,000 shares; Dr. Keldie, 4,700 shares and Mr. Hoffman, 4,700 shares. The restricted shares granted on March 9, 2009 become nonforfeitable on the third anniversary of the date such shares were granted or if earlier, on the date upon which the Company’s stock has achieved an average closing stock price equal to or greater than $17.00 per share for ninety (90) consecutive days to the extent such shares are not already nonforfeitable.

On August 5, 2009, the Committee approved restricted stock awards under the 2009 Equity Incentive Plan to each of the named executive officers at the following amounts: Mr. Hallworth, 5,100 shares; Mr. Taylor, 1,400 shares; Mr. Walker, 1,000 shares; Dr. Keldie, 1,000 shares and Mr. Hoffman, 1,000 shares. The restricted shares granted on August 5, 2009 become nonforfeitable on the earlier of the third anniversary of the date such shares were granted or if earlier, on the date upon which the Company’s stock has achieved an average closing stock price equal to or greater than $23.00 per share for ninety (90) consecutive days to the extent such shares are not already nonforfeitable.

All equity grants are based on the value at the effective date of the award. The Company has not issued any options at an exercise price below market. Additionally, reload options are not used and the Company has not re-priced options.

In summary, the Committee believes that the stock awards made in 2009 were consistent with the policy of not exceeding the 50th percentile of the Market as explained above. From time to time, there may be some variation with individual awards from the Market to reflect individual performance and position criticality, or other factors.

Benefits and Perquisites.  The Company’s named executive officers are eligible to participate in the same benefits offered to all other employees, specifically health plans, dental plans, 401(k) program, group-term life insurance, sick leave, long-term disability benefits and annual paid leave. The Company has not provided any executive benefits or perquisites or deferred compensation or special retirement plans.

Additionally, the Company’s named executive officers are eligible to participate in the Company’s Employee Stock Purchase Plan in the same capacity as all other employees. The Employee Stock Purchase Plan allows eligible employees to elect to purchase shares of common stock through voluntary automatic payroll deductions of up to 10% of the employee’s annual salary, at a discount of 15% of the stock’s value on the date of purchase.

Executive Severance and Change in Control Agreements.  The Company has existing employment agreements with four of its 2009 named executive officers: Richard Hallworth, Michael W. Taylor, Jonathan B. Walker and T. Scott Hoffman. A more detailed description of the material terms of these employment agreements is provided under the heading “Post Employment Compensation — Employment Agreements” beginning on page 26. These employment agreements govern the type and amount of compensation that the named executive officer would receive based on various events, including a change in control, a termination of the executive’s employment without cause, or a resignation by the executive for good reason (as defined in the applicable employment agreement), and are designed to be competitive with the severance protections offered by our competitors and are intended to help the Company recruit and retain qualified personnel. The Committee believes that the provisions of all of these employment agreements are within normal competitive practices for other healthcare companies the size of the Company. More detailed information regarding applicable payments under such agreements is provided under the headings “Post Employment Compensation” and “Potential Payments Upon Termination or Change-in-Control” on pages 26 to 31.

Compensation Decisions for 2010.  On March 1, 2010, based on the recommendation of the Committee, the Board approved the Company’s 2010 Incentive Compensation Plan (the “2010 Plan”).

The 2010 Plan is designed to award lump-sum cash bonuses to the Company’s executive officers, including the named executive officers, and other eligible employees based on the financial performance of the Company and achievement of certain other key company and individual goals.

The 2010 Plan establishes the following 2010 targeted payouts for the named executive officers as a percent of base salary (“Bonus Target as a Percent of Base Salary”):

Bonus Target as a
Percent of Base
Named Executive Officer Positions	Salary

President and Chief Executive Officer	70%
Executive Vice President and Chief Financial Officer	60%
Chief Administrative Officer, Chief Medical Officer and Chief Development Officer	50%

The 2010 Plan is composed of an Adjusted EBITDA Based Bonus (the “EBITDA Bonus”) and Other Key Company Goals Based Bonus (the “Key Goals Bonus”), each of which account for one-half of the total Bonus Target as a Percent of Base Salary for all named executive officers except the Chief Medical Officer. As set forth in the 2010 Plan, 100% of the Chief Medical Officer’s Bonus Target as a Percent of Base Salary is composed of a non-financial Key Goals Bonus.

Under the EBITDA Bonus, the financial performance measure is “adjusted EBITDA.” The Company defines adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization, audit committee investigation and related expenses and share-based compensation expense. The Company includes in adjusted EBITDA the results of discontinued operations under the same definition. The adjusted EBITDA target as defined in the 2010 Plan is $23.0 million (the “EBITDA Target”), which represents a 28% increase in the adjusted EBITDA target used in the 2009 Plan.

Under the EBITDA Bonus, no bonus is paid if adjusted EBITDA is 100% or less of the EBITDA Target. The EBITDA Bonus is funded with 50% of the earnings generated above the EBITDA Target after the other Key Goals Bonuses have been accrued, subject to the maximums set forth in the 2010 Plan. Under the EBITDA Bonus portion of the 2010 Plan, for executive management, including the named executive officers, other than the Chief Medical Officer, the maximum EBITDA Bonus award will be 150% of the Bonus Target as a Percent of Base Salary. Payout is subject to Board confirmation of satisfactory balance sheet management.

The Key Goals Bonus uses pre-selected financial and non-financial objectives (the “Key Goals”). Key Goals Bonuses are awarded at different levels of achievement, as described fully in the 2010 Plan, up to a maximum award of 50% of the Bonus Target as a Percent of Base Salary. The following are the Key Goals for executive management, including named executive officers, other than the Chief Medical Officer:

Corporate net new revenue	30% of target award
Company specific non-financial objectives	20% of target award

The Chief Medical Officer does not participate in the EBITDA Bonus portion of the 2010 Plan as described above. As listed above, the Chief Medical Officer’s Bonus Target as a Percent of Base Salary is 50%. The Key Goals Bonus for the Chief Medical Officer accounts for 100% of his Bonus Target as a Percent of Base Salary awarded at different levels of achievement, as described fully in the 2010 Plan, up to a maximum award of 200% of the Bonus Target as a Percent of Base Salary. The following are the Key Goals for the Chief Medical Officer:

Company specific non-financial objectives	90% of target award
Key individual non-financial objectives	10% of target award

Certain provisions of the 2010 Plan also apply to designated corporate managers, corporate employees, division vice presidents, regional vice presidents, regional directors, and health service administrators.

Additionally, on December 8, 2009, after consideration of presentations and recommendations of the CEO (except as it relates to the CEO’s salary) and the Consultant, and such other matters and information as deemed appropriate, the Committee approved resolutions with respect to 2010 base salaries of the Company’s named executive officers concluding that the named executive officers would receive no increases in base salaries at the beginning of 2010.

Tax and Accounting Implications.  Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the CEO or any of the other four most highly compensated executive officers serving at the end of the year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Committee intends to structure performance-based compensation paid under the long-term equity incentive component and awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, reserves the authority to award non-deductible compensation in the future as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Stock and Option Retention Program.  The Board strongly believes that independent directors and Company executives should own and retain shares of Company stock to further align their interests with those of the Company’s shareholders. Therefore, the Board adopted independent director and executive stock holding guidelines, effective January 1, 2010.

The guidelines apply to independent directors, the CEO, the CFO, operating presidents, group vice-presidents and senior vice-presidents. Individuals covered under the guidelines are required to retain ownership of a minimum number of shares of the Company’s common stock equal to a designated percentage times the sum of: (i) the number of shares of restricted stock that vest after January 1, 2010, plus (ii) net shares received upon the exercise of stock options after January 1, 2010 that were granted subsequent to January 1, 2008. Any vesting of restricted stock or exercise of stock options by covered individuals prior to January 1, 2010 is excluded from the calculation of the minimum number of shares required to be owned by an individual. The guidelines will ultimately utilize a rolling three years of vesting of restricted stock and the exercise of options in the calculation of the minimum number of shares required to be owned by an individual.

The designated percentages referred to above are:

•	30% for independent directors;

•	30% for the CEO;

•	25% for the CFO; and

•	20% for all other covered employees.

At least once per year each individual covered under the guidelines will be required to submit a statement attesting that the retention requirement has been met. Any time an individual covered under the guidelines plans to dispose of any stock, they will also be required to submit a statement attesting that after such disposal the remaining shares of stock retained by the individual are sufficient to meet these guidelines.

In the event of a stock split, reverse stock split, stock dividend or other similar change in the Company’s outstanding shares, the stock retention requirement will be adjusted accordingly. If the Board determines that an individual under these guidelines has not met the retention requirements, the Board may consider either eliminating or withholding future equity awards for the individual until the guidelines are met.

There may be instances in which the retention of the required number of shares under the guidelines required would place a severe hardship on an individual. In such instances, the Board may make a decision to develop alternative stock holding guidelines for the individual that reflects both the intention of these guidelines and the specific circumstances of the hardship.

The Incentive Stock and Compensation Committee shall be responsible for monitoring the application of the independent director and executive stock holding guidelines.

Report of the Incentive Stock and Compensation Committee

The Incentive Stock and Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by
The Incentive Stock and
Compensation Committee

JOHN W. GILDEA, Chair
BURTON C. EINSPRUCH, MD
WILLIAM M. FENIMORE, JR

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

2009 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2009, 2008 and 2007.

					Non-Equity
Name and Principal Position			Stock	Option	Incentive Plan	All Other
(of ASG unless otherwise		Salary	Awards	Awards	Compensation	Compensation
indicated)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)

Richard Hallworth	2009	496,923	245,603	—	248,308	5,524	996,358
President and Chief	2008	369,549	144,396	206,511	104,049	855	825,360
Executive Officer	2007	330,000	162,874	—	—	773	493,647
Michael W. Taylor	2009	382,914	111,930	—	160,834	2,863	658,541
Executive Vice President and	2008	316,825	105,370	103,255	90,884	322	616,656
Chief Financial Officer	2007	300,000	100,230	—	—	300	400,530
Jonathan B. Walker(1)	2009	200,215	105,551	—	73,901	51,194	430,861
Senior Vice President and
Chief Development Officer
Carl J. Keldie, M.D.	2009	351,254	62,740	—	161,825	2,987	578,806
Chief Medical Officer of PHS	2008	328,905	63,417	—	94,305	1,444	488,071
	2007	318,033	68,908	—	—	742	387,683
T. Scott Hoffman	2009	234,121	62,740	—	71,417	1,964	370,242
Senior Vice President and	2008	226,176	58,539	—	64,875	489	350,079
Chief Administrative Officer	2007	214,654	68,908	—	—	457	284,019

(1)	Effective March 9, 2009, the Board appointed Jonathan B. Walker as Senior Vice President and Chief Development Officer of the Company.

(2)	The amount received in salary for Dr. Keldie in 2009 includes $10,925 in connection with a voluntary buyback of unused vacation, on a discounted basis, pursuant to a Company-wide program.

(3)	Amounts in this column represent the aggregate grant date fair value as computed on the date of grant for financial reporting purposes in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) related to share-based payments. Refer to Note 16, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”) filed on March 8, 2010 for the relevant assumptions used to determine the valuation of the stock award.

(4)	Amounts in this column represent the aggregate grant date fair value as computed on the date of grant for financial reporting purposes in accordance with U.S. GAAP related to share-based payments. Refer to Note 16, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Form 10-K for the relevant assumptions used to determine the valuation of the option awards.

(5)	Amounts in this column for 2008 represent the dollar amount earned by the executive related to the Company’s 2008 Incentive Compensation Plan. Amounts in this column for 2009 represent the dollar amount earned by the executive related to the Company’s 2009 Incentive Compensation Plan. Amounts earned were paid the following year.

(6)	“All Other Compensation” for 2009 consists of amounts paid by us for term life insurance coverage for the named executive officer and dividends paid in 2009 on any restricted shares of the Company’s common stock owned by the named executive officer on the record date of the respective quarterly dividend, except for Mr. Walker who also received a $50,000 signing bonus in 2009. “All Other Compensation” for 2008 and 2007 consists solely of amounts paid by us for term life insurance coverage for the named executive officer.

2009 Grants of Plan-Based Awards Table

					All Other	All Other
					Stock	Options
					Awards:	Awards:	Exercise	Grant
		Estimated Possible Payouts			Number	Number of	or Base	Date Fair
		Under Non-Equity Incentive			of Shares	Securities	Price of	Value of
		Plan Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)	($/Sh)	($)(3)

Richard Hallworth	03/09/2009	—	—	—	16,500	—	—	164,274
	08/05/2009	—	—	—	5,100	—	—	81,329
	N/A	—	350,000	700,000	—	—	—	—
Michael W. Taylor	03/09/2009	—	—	—	9,000	—	—	89,604
	08/05/2009	—	—	—	1,400	—	—	22,326
	N/A	—	231,000	462,000	—	—	—	—
Jonathan B. Walker	03/09/2009	—	—	—	9,000	—	—	89,604
	08/05/2009	—	—	—	1,000	—	—	15,947
	N/A	—	100,108	208,904	—	—	—	—
Carl J. Keldie, M.D.	03/09/2009	—	—	—	4,700	—	—	46,793
	08/05/2009	—	—	—	1,000	—	—	15,947
	N/A	—	170,342	340,684	—	—	—	—
T. Scott Hoffman	03/09/2009	—	—	—	4,700	—	—	46,793
	08/05/2009	—	—	—	1,000	—	—	15,947
	N/A	—	117,183	234,365	—	—	—	—

(1)	Represents possible payouts at target (70% of base salary for the Chief Executive Officer, 60% of base salary for the Chief Financial Officer and 50% of base salary for all other named executive officers) and maximum (140% of base salary for the Chief Executive Officer, 120% of base salary for the Chief Financial Officer and 100% of base salary for all other named executive officers) under the Company’s 2009 Plan. For a further description of the 2009 Plan, see the section titled, “Compensation Discussion and Analysis — Annual Incentive Compensation.” Effective March 9, 2009, the Board appointed Jonathan B. Walker as Senior Vice President and Chief Development Officer of the Company. As such, his possible payouts are based on actual salary earned during 2009 instead of annual base salary.

(2)	Represents shares of restricted stock granted on March 9, 2009 and August 5, 2009, respectively. The shares issued on March 9, 2009 were made under the Amended and Restated 1999 Incentive Stock Plan and become nonforfeitable on the third anniversary of the date such shares were granted or on the date upon which the Company’s stock has achieved an average closing stock price equal to or greater than $17.00 per share for ninety (90) consecutive days to the extent such shares are not already nonforfeitable. The shares issued on August 5, 2009 were made under the 2009 Equity Incentive Plan and become nonforfeitable on the earlier of the third anniversary of the date such shares were granted or on the date upon which the Company’s stock has achieved an average closing stock price equal to or greater than $23.00 per share for ninety (90) consecutive days to the extent such shares are not already nonforfeitable. For a further description, see the section titled, “Compensation Discussion and Analysis — Long-term Equity Incentives.”

(3)	Represents the grant date fair value calculated in accordance with U.S. GAAP. There can be no assurance that the restricted stock will not be forfeited and that the stock options will vest; or that the value of either the restricted stock or stock options actually realized by the named executive officer will be equal to the grant date fair value calculated in accordance with U.S. GAAP.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to the outstanding stock options or restricted shares awarded to our named executive officers that are unvested, or otherwise forfeitable, and outstanding as of December 31, 2009. Each option included in the following table has an exercise price per share equal to the fair market value per share of our common stock on the date of grant.

	Option Awards				Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised	Option		Stock	Stock		Stock That
	Options	Options	Exercise	Option	Award	That Have		Have Not
	Exercisable	Unexercisable	Price	Expiration	Grant	Not		Vested
Name	(#)(1)	(#)(1)	($)(1)	Date	Date	Vested (#)		($)(2)

Richard Hallworth	30,000	—	13.40	03/28/2016	—	—		—
	15,000	—	14.55	06/16/2016	—	—		—
	16,667	33,333 (3)	10.01	09/19/2018	—	—		—
	—	—	—	—	08/03/2007	11,440	(4)	181,553
	—	—	—	—	08/01/2008	9,867	(5)	156,584
	—	—	—	—	03/09/2009	16,500	(6)	261,855
	—	—	—	—	08/05/2009	5,100	(7)	80,937
Michael W. Taylor	45,000	—	23.31	06/16/2014	—	—		—
	20,000	—	19.49	06/15/2015	—	—		—
	20,000	—	14.55	06/16/2016	—	—		—
	8,333	16,667 (3)	10.01	09/19/2018	—	—		—
	—	—	—	—	08/03/2007	7,040	(4)	111,725
	—	—	—	—	08/01/2008	7,200	(5)	114,264
	—	—	—	—	03/09/2009	9,000	(6)	142,830
	—	—	—	—	08/05/2009	1,400	(7)	22,218
Jonathan B. Walker	—	—	—	—	03/09/2009	9,000	(6)	142,830
	—	—	—	—	08/05/2009	1,000	(7)	15,870
Carl J. Keldie, M.D.	31,875	—	13.33	09/13/2010	—	—		—
	14,999	—	11.16	06/24/2013	—	—		—
	15,000	—	23.31	06/16/2014	—	—		—
	12,750	—	19.49	06/15/2015	—	—		—
	5,000	—	14.55	06/16/2016	—	—		—
	—	—	—	—	08/03/2007	4,840	(4)	76,811
	—	—	—	—	08/01/2008	4,333	(5)	68,770
	—	—	—	—	03/09/2009	4,700	(6)	74,589
	—	—	—	—	08/05/2009	1,000	(7)	15,870
T. Scott Hoffman	6,423	—	15.57	06/06/2011	—	—		—
	24,000	—	23.31	06/16/2014	—	—		—
	12,750	—	19.49	06/15/2015	—	—		—
	18,500	—	14.55	06/16/2016	—	—		—
	—	—	—	—	08/03/2007	4,840	(4)	76,811
	—	—	—	—	08/01/2008	4,000	(5)	63,480
	—	—	—	—	03/09/2009	4,700	(6)	74,589
	—	—	—	—	08/05/2009	1,000	(7)	15,870

(1)	The option shares and exercise price have been adjusted, as necessary, to reflect the Company’s stock split authorized on September 24, 2004.

(2)	Market value was calculated by multiplying the number of restricted shares in the previous column that are forfeitable as of December 31, 2009 times the closing market price of $15.87 per share as reported on Nasdaq on December 31, 2009.

(3)	One-half of these options vest on 9/15/2010 and the remaining one-half will vest on 9/15/2011.

(4)	Restricted share grants become nonforfeitable on August 3, 2010.

(5)	Restricted share grants become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares were issued.

(6)	Restricted share grants become nonforfeitable on the third anniversary of the date such shares were granted or on the date upon which the Company’s stock has achieved an average closing stock price equal to or greater than $17.00 per share for ninety (90) consecutive days to the extent such shares are not already nonforfeitable.

(7)	Restricted share grants become nonforfeitable on the earlier of the third anniversary of the date such shares were granted or on the date upon which the Company’s stock has achieved an average closing stock price equal to or greater than $23.00 per share for ninety (90) consecutive days to the extent such shares are not already nonforfeitable.

2009 Option Exercises and Stock Vested Table

No options were exercised by the Company’s named executive officers during 2009. The following table sets forth certain information with respect to the vesting of stock awards during the year ended December 31, 2009 for each of our named executive officers.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Vesting (#)	Vesting ($)(1)

Richard Hallworth	4,933	84,749
Michael W. Taylor	3,600	61,848
Jonathan B. Walker	—	—
Carl J. Keldie, M.D.	2,167	37,229
T. Scott Hoffman.	2,000	34,360

(1)	The value realized was computed by multiplying the number of shares of stock acquired on vesting by the market price of the underlying security at the vesting date, as quoted on Nasdaq.

Post Employment Compensation

Pension Benefits.  We do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees. The Company has a 401(k) Retirement Savings Plan (the “401(k) Plan”) covering substantially all employees who have completed 60 days of service. The 401(k) Plan permits eligible employees to defer and contribute to the 401(k) Plan a portion of their compensation. Our named executive officers are eligible to participate in the 401(k) Plan. The Company may, at the Board’s discretion, match employee contributions to the 401(k) Plan ranging from 1% to 3% of eligible compensation, depending on the employee’s years of participation. The Company made no matching contributions in 2009.

Nonqualified Deferred Compensation.  We do not provide any nonqualified defined contribution or other deferred compensation plans.

Employment Agreements.  We have existing employment agreements with four of our named executive officers, Richard Hallworth, Michael W. Taylor, Jonathan B. Walker and T. Scott Hoffman. Summaries of the employment agreements are included below.

Richard Hallworth.  On September 15, 2008, we entered into an amended and restated employment agreement with Richard Hallworth to serve as President and Chief Executive Officer of the Company, effective January 1, 2009, and to appoint Mr. Hallworth as a member of the Board, effective September 15, 2008. Mr. Hallworth’s employment agreement established a minimum annual salary of $400,000 as of September 15, 2008 and a minimum annual salary of $500,000 as of January 1, 2009. Additional compensation may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Hallworth’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon a termination without cause by the Company, a termination for good reason by Mr. Hallworth or a change in control, all unexercised stock options, restricted stock or similar awards issued by us to Mr. Hallworth shall accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause by the Company, termination by Mr. Hallworth for good reason or termination by Mr. Hallworth within one year following a change in control but not later than the tenth day of the third month following the year in which the change in control occurs, or termination by the Company within one year following a change in control, Mr. Hallworth, or his estate, is entitled to a lump-sum payment equal to two times Mr. Hallworth’s annual base salary plus an amount equal to a lump-sum severance payment in an amount equal to 200% of the greater of (a) the incentive compensation that Mr. Hallworth could have earned under the Company’s annual incentive compensation plan, or (b) 50% of Mr. Hallworth’s annual base salary. Mr. Hallworth is subject to a non-competition agreement following termination and certain confidentiality provisions.

Michael W. Taylor.  On September 15, 2008, we entered into an amended and restated employment agreement with Michael W. Taylor pursuant to which he continued his employment as Executive Vice President and Chief Financial Officer and was appointed as a member of the Board. Mr. Taylor’s amended and restated employment agreement establishes a minimum annual salary of $385,000, effective January 1, 2009. Additionally, in the event that Mr. Taylor did not terminate his employment prior to the close of business on December 31, 2009, he was to be eligible for a stay bonus in an amount equal to the greater of (i) $150,000 or (ii) the amount Mr. Taylor would have earned under the Company’s 2009 Incentive Compensation Plan. Additional compensation may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Taylor’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon a termination without cause by the Company, a termination for good reason by Mr. Taylor or a change in control, all unexercised stock options, restricted stock or similar awards issued by us to Mr. Taylor shall accelerate and immediately vest. Also, in the event of termination as a result of death or disability, termination without cause by the Company, termination by Mr. Taylor for good reason or termination by Mr. Taylor within one year following a change in control but not later than the tenth day of the third month following the year in which the change in control occurs, or termination by the Company within one year following a change in control, Mr. Taylor, or his estate, is entitled to a lump-sum payment equal to two times Mr. Taylor’s annual base salary plus an amount equal to a lump-sum severance payment in an amount equal to 200% of the greater of (a) the incentive compensation that Mr. Taylor could have earned under the Company’s annual incentive compensation plan, or (b) 50% of Mr. Taylor’s annual base salary. Mr. Taylor is subject to a non-competition agreement following termination and certain confidentiality provisions.

Jonathan B. Walker.  On January 26, 2009, we entered into an employment agreement with Jonathan B. Walker pursuant to which, effective March 9, 2009, he was appointed Senior Vice President and Chief Development Officer. Mr. Walker’s employment agreement establishes a minimum annual salary of $250,000. Additional compensation may be determined by the Incentive Stock and Compensation Committee from time to time. Mr. Walker’s employment agreement provides for perpetual employment, but may be terminated by the Company without cause upon thirty days advance written notice. Upon termination of Mr. Walker’s employment by the Company without cause or if there is a change in control, all unexercised stock options, restricted stock or similar awards issued to Mr. Walker will accelerate and immediately vest. Upon termination of Mr. Walker’s employment for any reason or no reason, he will be entitled to payment of his full base salary through the termination date and any bonuses, incentive compensation or other payments due which have been earned or vested prior to the termination date. Further, if his employment is terminated by the Company without cause, due to death or disability, or as a result of a change in control, Mr. Walker will be entitled to a continuation, on a monthly basis, of his monthly base salary for one year following the termination date. Mr. Walker is subject to a non-competition agreement following termination and certain confidentiality provisions.

T. Scott Hoffman.  On October 22, 2000, we entered into an employment agreement with T. Scott Hoffman pursuant to which he was appointed Senior Vice President and Chief Administrative Officer. Mr. Hoffman’s employment agreement establishes a minimum annual salary of $158,728 and such additional compensation as may be determined by the Incentive Stock and Compensation Committee from time to time. This Agreement has not been amended. Mr. Hoffman’s employment agreement provides for perpetual employment until terminated by either party upon thirty days notice. Upon termination without cause or termination following a change in control, all unexercised stock options, restricted stock or similar awards issued by us to Mr. Hoffman will accelerate and immediately vest. Also, in the event of termination without cause or termination following a change in control, Mr. Hoffman, or his estate, is entitled to one-year’s compensation, plus any bonuses, incentive compensation, or other payments due which pursuant to the terms of any compensation or benefit plan have been earned or vested as of the termination date. Mr. Hoffman is subject to a non-competition agreement following termination and certain confidentiality provisions.

Potential Payments Upon Termination or Change-in-Control

For Messrs. Hallworth, Taylor, Walker and Hoffman, the following summaries generally describe potential payments payable to such named executive officers upon voluntary termination without good reason, termination with cause, termination without cause, termination following a change of control and in the event of disability or death under their current employment agreements. Dr. Keldie is not entitled to any benefits upon termination or change-in-control, other than amounts earned through the termination date.

Voluntary Termination without Good Reason and Termination for Cause.  In the event of voluntary termination with respect to Mr. Walker and Mr. Hoffman and voluntary termination without Good Reason with respect to Messrs. Hallworth and Taylor or termination for cause of a named executive officer, such executive officer is entitled to receive amounts earned during his term of employment. Such amounts include:

•	base salary earned through the termination date;

•	non-equity incentive compensation earned through the termination date;

•	vested stock options as of the termination date; and

•	accrued but unpaid leave such as holidays and vacation under the Company’s paid leave plan as of the termination date.

Cause, as defined in the named executive officer employment agreements, includes, among other things: (i) violation of the material terms of the employment agreement; (ii) intentional commission of an act, or failure to act, in a manner which constitutes dishonesty or fraud or which has a direct material adverse effect on the Company or its business; or (iii) the employee’s conviction of or a plea of guilty to any felony or crime involving moral turpitude.

Good Reason, as defined in Mr. Hallworth’s amended and restated employment agreement, includes, among other things: (i) a material diminution in employee’s base compensation; (ii) a material diminution in employee’s status, title, positions, reporting relationships, authority, duties, or responsibilities with respect to the Company including without limitation the failure to appoint employee to the Board or the failure by the Company’s Corporate Governance and Nominating Committee of the Board to renominate employee for election to the Board; or (iii) a material change in the geographic location at which the employee must perform the services.

Good Reason, as defined in Mr. Taylor’s amended and restated employment agreement, includes, among other things: (i) a material diminution in employee’s base compensation; (ii) a material diminution in employee’s authority, duties, or responsibilities, including without limitation the failure to appoint employee to the Board or the failure by the Company’s Corporate Governance and Nominating Committee of the Board to renominate employee for election to the Board; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the employee is required to report; or (iv) a material change in the geographic location at which the employee must perform the services.

Payments Made Upon Death or Disability.  For those named executive officers where employment agreements so provide, in the event of the death or long-term disability of a named executive officer, in addition to the benefits listed under the headings “Voluntary Termination without Good Reason and Termination for Cause” above, the named executive officer will receive benefits under the Company’s long-term disability plan or payments under the Company’s life insurance plan, as appropriate. In accordance with the provisions of each respective employee stock grant certificate for restricted stock grants, in the event of death or disability, all restricted stock shares become fully nonforfeitable. Additionally, Messrs. Hallworth and Taylor are entitled to two-year’s base salary as of the termination date to be paid out within five days of the termination date and 200% of the greater of (a) the incentive compensation that he could have earned under the Company’s annual incentive plan, or (b) 50% of his base salary of the termination date to be paid out within five days of the termination date. Messrs. Walker and Hoffman are entitled to continue to receive their base salary for one year following such termination date. In addition, Messrs. Hallworth and Taylor are entitled to receive the benefit for 18 months immediately following their termination of all medical insurance under plans and programs in which he and/or his dependents participated.

Termination without Cause or Termination following a Change in Control.  As discussed above, the Company entered into amended and restated employment agreements with Messrs. Hallworth and Taylor in September 2008, and initial employment agreements with Mr. Walker in January 2009 and with Mr. Hoffman in October 2000. Pursuant to these agreements, if the executive’s employment is terminated following a change of control (as defined in the applicable employment agreements) or if the named executive officer’s employment is terminated without cause, in addition to the benefits listed under the heading “Voluntary Termination without Good Reason and Termination for Cause,” all unexercised stock options, restricted stock or similar awards issued by us to the named executive officer shall accelerate and immediately vest. Additionally, Messrs. Hallworth and Taylor are entitled to two-year’s base salary as of the termination date to be paid out within five days of the termination date and 200% of the greater of (a) the incentive compensation that he could have earned under the Company’s annual incentive plan, or (b) 50% of his base salary of the termination date to be paid out within five days of the termination date. Messrs. Walker and Hoffman are entitled to continue to receive their base salary for one year following such termination date. In addition, Messrs. Hallworth and Taylor are entitled to receive the benefit for 18 months immediately following their termination of all medical insurance under plans and programs in which he and/or his dependents participated. Messrs. Hallworth and Taylor have provisions that state that they are entitled to all of the same benefits as listed above if they terminate their employment within one year following a change in control but not later than the tenth day of the third month following the year in which the change in control occurs.

Termination with Good Reason.  As discussed above, the Company has entered into amended and restated employment agreements with Messrs. Hallworth and Taylor. Pursuant to these agreements, if the executive terminates his employment with Good Reason (as defined in the applicable employment agreements), the executive will receive all of the same benefits as listed above under the headings, “Voluntary Termination without Good Reason and Termination for Cause,” “Payments Made Upon Death or Disability,” and “Termination without Cause or Termination following a Change in Control.”

The following tables set forth potential payments payable to our named executive officers in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Upon Death or Disability
						Accelerated
						Vesting of Stock
				Severance	Continuation of	Options and
	Severance Payment -		Sick Payment	Payment - Bonus	Insurance Benefits	Restricted
Name	Base Salary ($)		($)	($)	($)(5)	Sock ($)(6)

Richard Hallworth	1,000,000	(2)	—	500,000 (4)	15,718	680,929	(8)
Michael W. Taylor	770,000	(2)	—	385,000 (4)	9,927	391,037	(8)
Jonathan B. Walker(1)	250,000	(3)	—	—	—	158,700	(8)
Carl J. Keldie, M.D.	—		—	—	—	236,040	(8)
T. Scott Hoffman	234,365	(3)	—	—	—	230,750	(8)

	Upon Termination without Cause or Termination following a Change in Control(7)
						Accelerated
						Vesting of Stock
				Severance	Continuation of	Options and
	Severance Payment -		Sick Payment	Payment - Bonus	Insurance Benefits	Restricted
Name	Base Salary ($)		($)	($)	($)(5)	Stock ($)(6)

Richard Hallworth	1,000,000	(2)	—	500,000 (4)	15,718	876,262
Michael W. Taylor	770,000	(2)	—	385,000 (4)	9,927	488,703
Jonathan B. Walker	250,000	(3)	—	—	—	158,700 (8)
Carl J. Keldie, M.D.	—		—	—	—	236,040 (8)
T. Scott Hoffman	234,365	(3)	—	—	—	230,750 (8)

(1)	Effective March 9, 2009, the Board appointed Jonathan B. Walker as Senior Vice President and Chief Development Officer of the Company.

(2)	Amount to be paid out in a lump sum as of the termination date.

(3)	Base salary is to be continued for one year following the termination date.

(4)	Amount is calculated at 100% of Messrs. Hallworth and Taylor’s base salary, respectively, as of December 31, 2009 to be paid out in a lump sum.

(5)	Consists of group health insurance coverage as applicable. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2009 and is valued at the premiums in effect on December 31, 2009.

(6)	Accelerated vesting of stock option amounts are calculated as the difference between the fair market value of the common stock (based on the closing market price of $15.87 per share as reported on Nasdaq on December 31, 2009), and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of restricted stock amounts are calculated based on the amount of nonvested restricted shares at December 31, 2009 and the closing market price of $15.87 per share as reported on Nasdaq on December 31, 2009.

(7)	Messrs. Hallworth and Taylor have additional provisions in their amended and restated employment agreements that gives them the ability to terminate their employment with good reason (as defined in the amended and restated employment agreements) or within one year following a change in control but not later than the tenth day of the third month following the year in which the change in control occurs and receive the same benefits as listed in this table.

(8)	Accelerated vesting of restricted stock amounts is included due to the provisions in each respective employee stock grant certificate not the individual employment agreements.

Compensation of Directors

2009 Directors Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2009.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)(1)	($)	($)	Earnings ($)	($)(2)	Total ($)

Burton C. Einspruch, M.D.	56,500	35,212	—	—	—	550	92,262
William M. Fenimore, Jr.	77,500	35,212	—	—	—	1,025	113,737
John W. Gildea	67,500	35,212	—	—	—	1,250	103,962
William E. Hale(3)	24,547	—	—	—	—	—	59,759
John C. McCauley	65,722	35,212	—	—	—	850	101,784
Richard D. Wright(4)	147,500	63,253	—	—	—	1,350	212,103

(1)	Amounts in this column represent the aggregate grant date fair value as computed on the date of grant for financial reporting purposes in accordance with U.S. GAAP related to share-based payments. Refer to Note 16, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Form 10-K for the relevant assumptions used to determine the valuation of the stock award.

(2)	“All Other Compensation” consists of dividends paid in 2009 on any restricted shares of the Company’s common stock owned by the director on the record date of the respective quarterly dividend.

(3)	On September 8, 2008, William E. Hale notified the Board of Directors of the Company that he elected to not stand for reelection as a board member of the Company at the Company’s 2009 Annual Meeting of Shareholders. Mr. Hale’s retirement from the Board of Directors was effective as of the day of the 2009 Annual Meeting, June 9, 2009. Until such time, Mr. Hale continued to serve as a director and as chairman of the Corporate Governance and Nominating Committee.

(4)	On January 27, 2009, the Board of Directors of the Company unanimously elected Richard D. Wright as its Non-Executive Chairman of the Board, effective as of that date. In connection with Mr. Wright’s service to the Company as Non-Executive Chairman of the Board, Mr. Wright was paid a monthly fee of $12,000, effective February 1, 2009. Upon being named Non-Executive Chairmen of the Board, Mr. Wright received no additional cash compensation from the Company for his service on any committees of the Board or his attendance at any meetings of the Board and any committees thereof.

Base Compensation.  During 2009, we paid each non-employee director, except for the Non-Executive Chairman of the Board, an annual retainer of $30,000 for serving on the Board and an additional cash fee of $1,500 per Board meeting. In addition, each director was reimbursed for out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings. Directors who are also our employees receive no additional compensation for attending Board or committee meetings.

On January 27, 2009, the Board of Directors of the Company unanimously elected Richard D. Wright as its Non-Executive Chairman of the Board, effective as of that date. In connection with Mr. Wright’s service to the Company as Non-Executive Chairman of the Board, Mr. Wright was paid a monthly fee of $12,000, effective February 1, 2009. Upon being named Non-Executive Chairman of the Board, Mr. Wright received no additional cash compensation from the Company for his service on any committees of the Board or his attendance at any meetings of the Board and any committees

Audit Committee members were compensated an additional cash fee of $2,500 per Audit Committee meeting attended. The Audit Committee Chair was also paid an annual retainer of $15,000 for serving in this capacity.

Members of the Incentive Stock and Compensation Committee, Corporate Governance and Nominating Committee and the Ethics and Quality Assurance Committee were compensated an additional cash fee of $1,000 per committee meeting attended. The chairman of each committee was also paid an annual retainer of $5,000 for serving in such capacity.

Restricted Stock.  The Board compensation program provides that each new non-employee Director (as defined by the Amended and Restated 1999 Incentive Stock Plan or the 2009 Equity Incentive Plan as applicable) upon election to the Board receive 10,000 restricted shares of stock. Under the terms of the restricted shares, each new non-employee Director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares unless the Director’s right to such shares is forfeited. These shares become nonforfeitable in equal annual installments over four years beginning on the first anniversary of the date the shares are issued.

In addition, on March 9, 2009, each non-employee director received 2,200 shares of restricted stock under the Amended and Restated 1999 Incentive Stock Plan. Under the terms of the restricted shares, each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares unless the Director’s right to such shares is forfeited. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares are issued.

On August 5, 2009, each non-employee director received 800 shares of restricted stock under the 2009 Equity Incentive Plan. Under the terms of the restricted shares, each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares unless the Director’s right to such shares is forfeited. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares are issued.

The aggregate number of potentially forfeitable stock awards that have been granted to each of our non-employee directors as of December 31, 2009: Dr. Einspruch: 5,500; Mr. Fenimore: 8,000; Mr. Gildea: 8,000; Mr. McCauley: 8,000; and Mr. Wright: 8,500.

Compensation Decisions for 2010.  The Non-Executive Chairman of the Board compensation package and the non-employee annual retainers and committee fees listed herein have not been changed for 2010.

Effective January 1, 2010, the Board approved a stock and option retention program that applies to executive officers and directors. For more information regarding this program, see the section titled, “Compensation Discussion & Analysis — Stock and Option Retention Program.”

Incentive Stock and Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Incentive Stock and Compensation Committee during the 2009 fiscal year: Dr. Einspruch, Mr. Fenimore and Mr. Gildea. No Compensation Committee interlocks or insider participation on compensation decisions exist. Each of the individuals listed above are independent in accordance with the Standards and the Incentive Stock and Compensation Committee Charter.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009, including the Amended and Restated Incentive Stock Plan, the Amended and Restated 1999 Incentive Stock Plan, the 2009 Equity Incentive Plan and the Employee Stock Purchase Plan.

Number of Securities
	Number of Securities to		Remaining Available for
	be Issued Upon Exercise	Weighted-Average Exercise	Future Issuance Under Equity
Plan Category	of Outstanding Options	Price of Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders(1)	822,673	$17.16	750,518

(1)	Includes the Amended and Restated Incentive Stock Plan and the Amended and Restated 1999 Incentive Stock Plan which have expired.

CERTAIN RELATED PERSON TRANSACTIONS

Since the beginning of the last fiscal year, we are not aware of any related person transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act.

Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving and/or ratifying related party transactions, including any transactions that the Company is required to report in its proxy statements under Item 404 of Regulation S-K.

At least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review, at least annually, of our financial systems to determine whether a director, or a company employing a director, engaged in transactions with us during the fiscal year.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is responsible for, among other things, hiring the independent registered public accounting firm and reviewing with Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for fiscal year 2009, the scope and results of their audit engagement. In connection with the 2009 audit, the Audit Committee has:

•	reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009;

•	discussed with Deloitte the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

•	reviewed and discussed with management our report on internal controls over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2009;

•	considered whether the provision of non-audit services by Deloitte is compatible with maintaining the independent registered public accounting firm’s independence; and

•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the above-mentioned review and the discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The Audit Committee has adopted a charter, a current copy of which is available on our website at www.asgr.com. Each member of the Audit Committee has been determined to be independent in accordance with the requirements of Nasdaq and the SEC.

The Audit Committee

WILLIAM M. FENIMORE, JR, Chair
JOHN W. GILDEA
JOHN C. MCCAULEY

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2008 and 2007.

As a result of this process and following careful deliberation, on June 10, 2009, the Audit Committee engaged Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and dismissed E&Y from that role on June 10, 2009.

The Audit Committee has selected Deloitte to serve as our independent registered public accounting firm for the current year, and the shareholders are requested to ratify this appointment. Although the Audit Committee requests ratification of the appointment of Deloitte as our independent registered public accounting firm, we reserve the right to undertake a normal bidding process in relation to our engagement of our independent registered public accounting firm, and the ratification of the appointment of Deloitte does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment. A representative of Deloitte will be present at the 2010 Annual Meeting of Stockholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

Audit Fees

Fees for audit services provided by Deloitte totaled $500,000 during 2009. Such fees were associated with the audit of our 2009 consolidated financial statements, the audit of our 2009 assessment of our internal control over financial reporting, reviews of our second and third quarters of 2009 financial statements and the 2009 audit of Correctional Health Services, LLC, a limited liability corporation whose sole member is Prison Health Services, Inc. which is a wholly owned subsidiary of the Company. Fees for audit services provided by E&Y totaled $32,600 during 2009. Such fees were associated with the review of our first quarter of 2009 financial statements.

Fees for audit services provided by E&Y totaled $721,000 during 2008. Such fees were associated with the audit of our 2008 consolidated financial statements, the audit of our 2008 assessment of our internal control over financial reporting, reviews of our 2008 quarterly financial statements and the 2008 audit of Correctional Health Services, LLC, a limited liability corporation whose sole member is Prison Health Services, Inc. which is a wholly owned subsidiary of the Company.

Audit Related Fees

Fees for audit related services provided by E&Y totaled $52,060 during 2009. Such fees were associated with the change in independent registered accounting firm as discussed above due to a workpaper review and consents related to various company filings. There were no fees paid for audit related services during 2008.

Tax Fees

There were no fees paid for tax services during 2009 or 2008.

All Other Fees

There were no other fees paid during 2009. Fees for our annual subscription to E&Y’s accounting research software totaled $1,500 in 2008.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. For pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved by the Audit Committee or Audit Committee Chair.

ADDITIONAL INFORMATION

Proposals for 2011 Annual Meeting of Stockholders

We anticipate that our 2011 Annual Meeting of Stockholders will be held in June 2011. Accordingly, any of our stockholders can propose business to be brought before the 2011 Annual Meeting of Stockholders by using either of the procedures below:

•	to include a proposal in the Company’s 2011 proxy statement, a stockholder’s proposal must be received at our principal executive offices by not later than December 28, 2010 in accordance with the requirements of Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended. Such proposals must satisfy the conditions set forth in Rule 14a-8 and all other applicable legal requirements in order to be included in our proxy statement and form of proxy for that meeting; or

•	to bring business before the 2011 Annual Meeting of Stockholders, but not to include such business or proposal in the annual proxy statement, a stockholder’s proposal must be received at our principal executive offices by not earlier than February 9, 2011 or later than March 11, 2011, as required by Article III of our By-Laws. Such proposals must satisfy the conditions set forth in our By-Laws in order to be properly brought before the 2011 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by law to furnish us copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and representations from certain reporting persons that they were not required to file Form 5s for specified fiscal years, we believe that our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2009.

Stockholder Communications with our Board of Directors

The Audit Committee and the non-employee directors have established procedures to enable anyone who has a concern about the Company’s conduct, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee or non-employee directors. Such communications may be confidential or anonymous, and may be emailed, submitted in writing addressed to the Chairman of the Audit Committee, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, or reported by phone to a toll-free phone number that is published on the Company’s website at www.asgr.com. All such communications are promptly reviewed by the Company’s Chief Compliance Officer, and any concerns relating to accounting, internal accounting controls, auditing or officer conduct are sent immediately to the non-employee directors or the Audit Committee.

Stockholders may contact an individual director, a committee of our Board, the independent directors as a group or our Board as a group. All stockholder communications should be submitted in writing to the Corporate Secretary, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027. All communications will be forwarded to the intended recipient.

Annual Report

A copy of our 2009 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, accompanies this proxy statement. Our Annual Report on Form 10-K is also available on the SEC’s website at www.sec.gov and our website at www.asgr.com. Additional copies of the printed 2009 Annual Report, including our Annual Report on Form 10-K, may be obtained by any stockholder, without charge, upon written request to the Corporate Secretary, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027.

Householding

In an effort to further efficiencies and contain costs, America Service Group Inc. “households” disclosure documents by sending a single copy of the proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family, unless we have received contrary instructions. Each stockholder in the household receives a separate proxy card.

Householding reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address in the future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

(i)	if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, Attention: Corporate Secretary, to inform the Company of his or her request, or by calling 615-373-3100; or

(ii)	if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

AMERICA SERVICE GROUP INC.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 8, 2010

The undersigned hereby appoints RICHARD HALLWORTH and J. SCOTT KING and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of America Service Group Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, June 8, 2010, at 10:00 a.m., local time, at 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote, as designated on the other side, all the shares of the Company which the undersigned is entitled to vote at the meeting, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials
for the 2010 Annual Meeting of Stockholders to be Held on June 8, 2010

This proxy statement and the Company’s 2009 Annual Report are available at: http://www.asgr.com/proxy. To obtain directions to attend the annual meeting in person, contact the Corporate Secretary by writing to, America Service Group Inc., 105 Westpark Drive, Suite 200, Brentwood, Tennessee 37027, or by phone at (615) 373-3100.

(Continued, and to be signed, on the other side)

Fold and Detach Here

Please mark your votes as indicated in this example ☒

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	To elect seven directors to serve until the 2011 Annual Meeting of Stockholders:

Burton C. Einspruch, M.D. John C. McCauley	William M. Fennimore, Jr. Michael W. Taylor	John W. Gildea Richard D. Wright	Richard Hallworth

☐ FOR all nominees listed above

☐ WITHHOLD AUTHORITY for all nominees listed above

☐ FOR ALL EXCEPT (see Instructions below)

(Instructions: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above)

2.	The approval of ratification of the appointment of Deloitte & Touche LLP:

☐ For	☐ Against	☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned acknowledges receipt from America Service Group Inc. of, prior to the execution of this proxy, a notice of the annual meeting, a proxy statement, and a 2009 annual report.

Date: , 2010	Signature(s) of Stockholder(s)
Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.